JPMORGAN DISTRIBUTION SERVICES, INC.

JPMORGAN INSURANCE TRUST DISTRIBUTION FEE AGREEMENT

THIS AGREEMENT is effective as of the 1stday of May, 2014 by and between JPMorgan Distribution Services, Inc. (“JPMDS”), and Lincoln Financial Distributors, Inc. (the “Financial Intermediary”).

WHEREAS, The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York (referred to collectively in this Agreement as, the “Company”) and the JPMorgan Insurance Trust (the “Trust”) have entered into a Fund Participation Agreement (“Participation Agreement”) in order for certain separate accounts of the Company (“Separate Accounts”) to purchase Class 2 shares (“Shares”) of certain portfolios of the Trust (each, a “Portfolio”; collectively, the “Portfolios”) listed in Exhibit A.

WHEREAS, The Portfolios will serve as investment vehicles under the variable annuity or life insurance contracts offered by the Company listed in Exhibit A, which may be amended from time to time (“Contracts”).

WHEREAS, JPMDS as the distributor of the Trust, recognizes that the Financial Intermediary as the registered broker-dealer distributing the Contracts through various broker dealers will provide distribution services valuable to the Portfolios in the course of assisting with soliciting applications for the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Financial Intermediary and JPMDS agree as follows:

A. Financial Intermediary.

1. Status of Financial Intermediary.

Financial Intermediary represents and warrants to JPMDS:

(a)	That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 (“Exchange Act”); that it is registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Exchange Act; that it is a member of the Financial Industry Regulatory Authority (“FINRA”); that it is not required to be a member of, nor does it have customer accounts that are required to be insured by, the Securities Investors Protection Corporation; and that, during the term of this Agreement, it will abide by all of the applicable rules and regulations of FINRA including, without limitation, the FINRA Conduct Rules. Financial Intermediary agrees to notify JPMDS immediately in the event of (1) its expulsion or suspension from FINRA or (2) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Financial Intermediary’s expulsion from the FINRA will automatically terminate this Agreement immediately without notice. Suspension of Financial Intermediary from FINRA for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon JPMDS’ written notice of termination to Financial Intermediary; or

(b)

That it is a bank, as that term is defined in Section 3(a)(6) of the Exchange Act, that engages in activities described in Section 3(a)(4) of the Exchange Act and that, during the term of this Agreement, it will abide by the rules and regulations of those state and federal authorities with appropriate jurisdiction over the Financial Intermediary, especially those regulations dealing with the activities of the Financial Intermediary as described under this Agreement. Financial Intermediary agrees to notify JPMDS immediately of any action by or communication from state or federal banking authorities, state securities authorities, the SEC, or any other party which may affect its status as a bank or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Any action or decision of any of the foregoing regulatory authorities or any court of appropriate jurisdiction which affects Financial Intermediary’s ability to act in accordance with the terms of this Agreement, including the loss of its exemption from registration as a broker, will terminate this Agreement effective upon JPMDS’ written notice of termination to Financial Intermediary; and

(c)	That Financial Intermediary is registered with the appropriate securities authorities in all states, territories and jurisdictions in which its activities make such registration necessary and will comply with all applicable laws in performing services under this Agreement.

2. Financial Intermediary Acts as Principal Underwriter for Contracts.

The parties agree that in performing its services under this Agreement:

(a)	Financial Intermediary has entered into selling group agreements with broker dealers whose clients are the Contract owners; and

(b)	Financial Intermediary will provide distribution services to broker dealers and the Company in its role as principal underwriter for the Contracts.

3. Contract Owner Information

As set forth in the Participation Agreement, the Insurance Company on behalf of the Separate Accounts acts as a financial intermediary as defined by Rule 22c-2 of the Investment Company Act of 1940 (Rule 22c-2) and that in accordance with the provisions of the Participation Agreement has agreed to provide Contract owner information and take such other actions as described in the Participation Agreement to ensure the Trust’s compliance with Rule 22c-2. Contract Distributor represents and warrants that it is not acting a financial intermediary as defined by Rule 22c-2 with respect to the Trust. Financial Intermediary nonetheless agrees to assist the Company in providing the Portfolio with any information reasonably requested pursuant to Section 2.11 of the Participation Agreement.

B. Distribution Services and Fees.

1. Agreement to Provide Distribution Services.

JPMDS hereby appoints Financial Intermediary to furnish sales and marketing services in connection with the Contracts to Contract owners who, through the Separate Account, beneficially invest in and own Shares that pay a distribution fee under distribution plans adopted by the Portfolios pursuant to Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Fees”). While Financial Intermediary will furnish distribution services hereunder, the submission of trades for the purchase and redemption of Shares and related matters will be handled by the Company in accordance with the terms of the Participation Agreement.

2. Asset-Based Sales Loads Payable to Financial Intermediary.

During the term of this Agreement, JPMDS will pay Financial Intermediary Rule 12b-1 Fees as set forth in the Prospectus. JPMDS may, in its sole discretion, reduce the amount of, or eliminate entirely, Rule 12b-1 Fee payments. In addition, Rule 12b-1 Fees may be reduced or eliminated at any time if the distribution plans under which the fees are paid are materially amended or terminated either by the Board of the Trust or by vote of a majority of the outstanding Shares. JPMDS reserves the right not to pay Rule 12b-1 Fees to Financial Intermediary if Financial Intermediary’s 12b-1 Fee payments for a given month are deemed to be de minimis. JPMDS currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-1 Fee payment on the basis of the number of days that this Agreement is in effect during the period.

Financial Intermediary’s acceptance of Rule 12b-1 Fees hereunder shall constitute its representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time Financial Intermediary accepts a fee hereunder) that it is authorized to receive Rule 12b-1 Fees for the distribution services it provides under this Agreement.

C. Indemnification.

1.	Financial Intermediary shall indemnify and hold harmless JPMDS, each Portfolio, the transfer agent of the Portfolios, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by Financial Intermediary of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(b)	any actions or omissions of JPMDS, any Portfolio, the transfer agent of the Portfolios, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(c)	any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

2.	JPMDS shall indemnify and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by JPMDS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(b)	any alleged untrue statement of a material fact contained in any Portfolio’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(c)	any willful misconduct or negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

3.	Neither JPMDS nor Financial Intermediary shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability, which the parties may otherwise have.

4.	The agreement of the parties in this Section C to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (4) shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party’s interests are materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

5.	The provisions of this Section C shall survive the termination of this Agreement.

D. Contract Owner Names

1.	If applicable, Financial Intermediary will deliver the Portfolios’ privacy policy as required by Regulation S-P.

2.	The provisions of this Section D shall survive the termination of this Agreement

F, Anti-Money Laundering Program.

Financial Intermediary represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of customers and the source of the customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Portfolios and/or JPMDS with any requested information about Company’s customers and their Portfolio accounts in the event that the Portfolios and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

E. Miscellaneous.

1. ERISA Assets.

To the extent Shares are purchased by Contract owners through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), Financial Intermediary represents and warrants that it either:

(a)	is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

(b)	its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

2. Use of Names.

Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Portfolios in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.

3. Security Against Unauthorized Use of Portfolios’ Recordkeeping Systems.

Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use of the Portfolios’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Portfolios or JPMDS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by JPMDS.

4. Notices.

(a)	Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by:

(i)	personal delivery;

(ii)	postage prepaid, registered or certified United States first class mail, return receipt requested;

(iii)	overnight courier services; or

(iv)	facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

(b)	Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President.

5. Records.

Financial Intermediary will maintain all records required to be kept by state and federal law regulation or rules relating to transactions in Shares and, upon request by the Portfolios, will promptly make such records available to the Portfolios or their designee.

6. Effective Date, Amendment and Termination.

(a)	This Agreement shall become effective as of May 1, 2014.This Agreement supersedes any other agreements between the parties with respect to the offer and sale of Shares and other matters covered herein.

(b)	This Agreement shall continue in effect, with respect to Rule 12b-1 Fees payable by each Portfolio, until the October 31st following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Trust, including a majority of the members of the Board of the Trust who are not interested persons of the Portfolios cast in person at a meeting called for that purpose.

(c)	This Agreement may be amended by JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to Financial Intermediary’s address, as shown below. If Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Financial Intermediary’s objection must be in writing and be received by JPMDS within such thirty days.

(d)	Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i)	at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of the Trust who are not interested persons of the Portfolios or by a vote of a majority of the outstanding voting Shares as defined in the Investment Company Act on not more than sixty (60) days’ written notice to the parties to this Agreement;

(ii)	automatically in the event of the Agreement’s assignment as defined in the Investment Company Act, upon the termination of the Distribution Agreement between a Portfolio and JPMDS, or upon the termination of the applicable distribution plan(s); and

(iii)	by any party to this Agreement without cause by giving the other party at least thirty (30) days’ written notice. In addition, this Agreement will terminate automatically upon the termination of the Participation Agreement.

(e)	The termination of this Agreement with respect to any one Portfolio will not cause the Agreement’s termination with respect to any other Portfolio.

7. Authorization.

Financial Intermediary and JPMDS each represents to the other (i) that it has the requisite authority to enter into and perform its responsibilities under this Agreement; and (ii) that this Agreement constitutes its valid and binding obligation.

8. Delegation of Duties.

Either party may employ an affiliate or a third party to perform any services required to enable the party to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party agrees that it remains liable to the other party for an affiliate’s or third party’s compliance with this Agreement, applicable regulations and requirements to the same extent as if the delegating party itself had acted or failed to act instead of the affiliate or third party.

9. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York.

10. Counterparts; Severability.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect

JPMORGAN DISTRIBUTION SERVICES, INC.		FINRA CRD Number: 104234
Street Address:
460 Polaris Parkway, 2nd Floor / OH1-1235
Westerville, Ohio 43082
Phone: (614) 901-1250
Fax: (614) 213-6324

By:	/s/ Robert L. Young
Name:	Robert L. Young
Title:	Managing Director
Date:	6/9/14

LINCOLN FINANCIAL DISTRIBUTORS, INC	145
Financial Intermediary Name	FINRA CRD Number
(Please Print or Type)
c/o Funds Management at Lincoln National Life Insurance Company
Address 1300 S. Clinton Street

City:Fort Wayne	State	IN	Zip Code	46802

Phone:	Fax:

By:	/s/ Thomas O’Neill
Authorized Signature
SVP, COO & Head of Relationship Management
Title
Thomas O’Neill
Print Name or Type Name
6/6/14
Dated

EXHIBIT A

SEPARATE ACCOUNTS AND CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Form Number Funded by Separate Account
Lincoln Life Flexible Premium Variable Life Account Z, Established on July 30, 2003 under the laws of the State of Indiana	The Lincoln National Life Insurance Company

Lincoln Life Flexible Premium Variable Life Account JF-C, established on August 4, 1993 under the laws of the State of New Hampshire (subsequently changed to Indiana)	The Lincoln National Life Insurance Company

Lincoln Life & Annuity Flexible Premium Variable Account Z, established on June 26, 2012 under the laws of the State of New York.	Lincoln Life & Annuity Company of New York

Lincoln Life Flexible Premium Variable Life Account S, established on November 2, 1998 under the laws of the State of Indiana.	The Lincoln National Life Insurance Company

Lincoln Life Variable Annuity Account N, established November 3, 1997 under the laws of the State of Indiana	The Lincoln National Life Insurance Company

Lincoln New York Account N for Variable Annuities established March 11, 1999 under the laws of the State of New York	Lincoln Life & Annuity Company of New York

PORTFOLIOS

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio